                                                                       Exhibit 5


OSLER,         Osler, Hoskin & Harcourt LLP
HOSKIN &       Barristers & Solicitors
HARCOURT       Box 50, 1 First Canadian Place, Toronto, Ontario, Canada  M5X 1B8
               T 416-362-2111  F 416-862-6666  osler.com


               TORONTO  OTTAWA  CALGARY  MONTREAL  NEW YORK




January 18, 2002

Hydrogenics Corporation
5985 McLaughlin Road
MISSISSAUGA ON  L5R 1B8

Dear Sirs:

REGISTRATION STATEMENT ON FORM S-8

At your request, we have examined the registration statement on Form S-8 (the "Registration Statement") proposed to be filed pursuant to the United States Securities Act of 1933, as amended (the "Securities Act"), by Hydrogenics Corporation, a corporation incorporated under the laws of Canada (the "Company"), with the United States Securities and Exchange Commission (the "SEC") on January 18, 2002 relating to the registration under the Securities Act of up to 3,441,650 common shares of the Company without par value (the "Shares"), including authorized but unissued Shares being offered by the Company. 2,947,685 Shares are subject to issuance under the pre-existing stock options governed by the Hydrogenics Stock Option Plan (the "Plan").

EXAMINATIONS.

In connection with this opinion letter, we have examined the following: (i) copies of resolutions of the directors of the Company approving the adoption of the Plan and authorizing the issuance of the Shares (collectively, the "Resolutions"); and (ii) the proposed form of Registration Statement. We have also examined the articles of incorporation of the Corporation, its books and records, such other records and documents provided to us and such statutes, regulations and other public and corporate records of the Company, and considered such questions of law as we have considered relevant and necessary for the purposes of the opinion expressed below.

RELIANCE AND ASSUMPTIONS.

For the purposes of the opinion expressed below, we have relied upon the Resolutions and have assumed: (i) the genuineness of all signatures on each document that we have examined; (ii) the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, whether photostatic, telecopied or otherwise; (iii) the legal power, capacity and authority of all natural persons signing in their individual capacity; and (iv) that the Resolutions continue to be in force and unamended on the date hereof.

OSLER,
HOSKIN &
HARCOURT


                                                                          Page 2


OPINION.

Based upon and relying on the foregoing assumptions and subject to the following qualification and limitation, we are of the opinion that the Shares to be offered and sold by the Company pursuant to the Registration Statement have been duly allotted for issuance and, upon the receipt of the consideration therefor, to the extent required by the terms of the Plan or any other instruments governing the issuance of the Shares, will be validly issued and outstanding as fully paid and non-assessable.

QUALIFICATION.

The foregoing opinion is subject to the qualification that we are solicitors qualified to practice law solely in the Province of Ontario and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

LIMITATION.

We consent to the use of this opinion as an exhibit to the Registration Statement and any amendments thereto.

Yours very truly,


/S/ Osler, Hoskin & Harcourt


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